Exhibit 10.17

AMENDMENT TO
CIMAREX ENERGY CO.
DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

Cimarex Energy Co., a Delaware corporation (the “Company”), established the Cimarex Energy Co. Deferred Compensation Plan for Nonemployee Directors (the “Plan”), effective as of May 19, 2004. The Company wishes to amend the Plan as provided below.

Recitals

A.                                   The Plan permits members of the Company’s Board of Directors (the “Board”) who are not common-law employees of the Company (“Nonemployee Directors”) to defer a portion of their anticipated fees for service on the Board.

B.                                     Section 5.2(a) of the Plan provides that all account balances under the Plan will become fully vested and payable if the Company amends the Plan following the occurrence of a “Change of Control” as defined in Section 5.2(b) of the Plan.

C.                                     The Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, a wholly-owned subsidiary of the Company, and Magnum Hunter Resources, Inc. (“MHR”) pursuant to which MHR will become a wholly-owned subsidiary of the Company (the “Transaction”). Pursuant to the Merger Agreement and following the closing of the Transaction, the present stockholders of the Company will own approximately 55% of the Company and it is expected that the current management of the Company will continue to manage the Company.

D.                                    In as much as the current stockholders of the Company will continue to own approximately 55% of the Company and it is expected that the current management of the Company will continue to manage the Company, the Company does not believe that (1) the Transaction will result in a change in the actual operational control of the Company and (2) it was ever intended that a transaction like the Transaction would result in accelerated vesting and payment of account balances under the Plan.

E.                                      Article VII provides that the Governance Committee of the Board can amend the Plan; provided that if the amendment is adverse to any participant in the Plan, the amendment will not be effective without the participant’s consent.

F.                                      The Plan participants have waived any rights they may have to accelerated vesting and payment of their account balances if the Company amends the Plan after the closing of the Transaction and have consented to the amendment of the definition of “Change of Control” to provide that the Transaction will not be deemed to be a Change of Control.

Amendment

1.                                       Section 5.2(b) shall be amended by the addition of a new subsection (v) to provide as follows:

(v)                                 Notwithstanding the foregoing, the closing of the transaction contemplated by the Agreement and Plan of Merger among the Company, a wholly-owned subsidiary of the Company, and Magnum Hunter Resources, Inc. (the “Transaction”) shall not be deemed to be a “Change of Control” for purposes of Section 5.2 of this Plan.

2.                                       This Amendment shall be effective as of the date that it is approved by the Governance Committee of the Board.

IN WITNESS WHEREOF, this Amendment has been signed this 6th day of June, 2005 to be effective as provided in Section 2 above.

CIMAREX ENERGY CO.

By:	/s/ Richard S. Dinkins
Name:	Richard S. Dinkins
Title:	Vice President-Human Resources